Exhibit 10.27

sesameworkshopTM	One Lincoln Plaza New York NY 10023
tel 212 595 3456 www.sesameworkshop.org

August 24, 2006

Busch Entertainment Corporation

231 South Bemiston Avenue, Suite 600

Clayton, Missouri 63105-1914

Re: Sesame Place Agreement

Ladies and Gentlemen:

Reference is made to the agreement (the “1983 Agreement”), amended and restated as of April 1, 1983, between SPI, Inc. (predecessor to Busch Entertainment Corporation) (“BEC”) and Children’s Television Workshop (former name of Sesame Workshop) (“Sesame”), as amended. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the 1983 Agreement.

The first sentence of Section 7 of is hereby deleted in its entirety and replaced with the following:

You shall have no obligation to use the CTW Elements in any Park and may remove them from any Park at any time, provided, however, if you shall decide to remove all CTW Elements or all Muppet Elements from any Park where such elements are in use, you shall first give us at least two (2) years’ prior written notice, and this Agreement shall terminate as of the termination date specified in such written notice.

The Term of the 1983 Agreement is hereby extended through December 31, 2021.

Except as specifically provided herein the 1983 Agreement shall remain in full force and affect and is hereby ratified and confirmed in all respects.

If this amendment meets with your understanding, please sign below in the space provided.

Very truly yours,

SESAME WORKSHOP

By:	/s/ Gary Knell
Gary Knell
President and Chief Executive Officer

Acknowledged and agreed

BUSCH ENTERTAINMENT CORPORATION

By:	/s/ Keith Kasen
Keith Kasen
Chairman of the Board and President